June 30, 2011

Response to N-SAR Sub-Item 77H: Changes in Control of Registrant

(a) Acquisition of Control

Driehaus Select Credit Fund


Name of Shareholder:   National Financial Services Corp.
Date(s):   06/16/2011
Description of Transaction:  Share Purchase
Percentage of Securities Owned (as of June 30, 2011):  33.50%


(b) Cessation of Control

Driehaus International Small Cap Growth Fund

Name of Shareholder        Charles Schwab & Co. Inc.
Date(s)               01/14/2011
Description of Transaction   Share Redemption
Percentage of Securities Owned (as of June 30, 2011   22.29%

Driehaus Select Credit Fund

Name of Shareholder:            Richard H. Driehaus IRA
Date(s):   various
Description of Transaction:   Share purchases by various shareholders
                             decreased the percent ownership for this shareholder.
Percentage of Securities: Owned (as of June 30, 2011) 9.46%

Name of Shareholder:                 Richard H. Driehaus 2003 Rev TR
Date(s):   various
Description of Transaction:   Share purchases by various
                             shareholders decreased the percent ownership
                             for this shareholder.
Percentage of Securities: Owned (as of June 30, 2011)  13.95%

(Note: control represents equal to or greater than 25% ownership of existing, outstanding shares)